                                                                   EXHIBIT 10.17

                                    EXECUTIVE
                              EMPLOYMENT AGREEMENT


                                    PREAMBLE

         This Executive Employment Agreement defines the essential terms and conditions of our employment relationship with you. The subjects covered in this Agreement are vitally important to you and to the Company. Thus, you should read the document carefully and ask any questions before signing the Agreement. Given the importance of these matters to you and the Company, all executives shall sign the Agreement as a condition of employment.

         This Agreement, dated and effective this 27th day of January, 2000, between Hillenbrand Industries, Inc., an Indiana corporation (the "Company"), and Frederick W. Rockwood, ("Executive").

                                   WITNESSETH:

         The Company desires to employ Executive as well as to safeguard the Company against disclosure or use of trade secrets or confidential data and to obtain a non-compete agreement; and

         In the course of Executive's employment, it will be necessary for Executive to acquire knowledge of trade secrets and confidential data of the Company; and

         Executive desires from the Company agreement on certain conditions regarding his employment and the termination of the employment relationship if the parties part ways;

         NOW, THEREFORE, in consideration of Executive's employment by the Company and the other benefits provided Executive under this Agreement and the mutual covenants herein contained, the parties agree as follows:

1. Employment. The Company agrees to employ Executive and Executive agrees to serve as President of Hillenbrand Industries, Inc. Executive's employment with the Company is at-will which means he may terminate his employment at any time, for any reason, with or without notice. Likewise, the Company has the right to terminate Executive's employment at any time for any reason not prohibited by law upon the terms and conditions set out in the Agreement. Nothing in this Agreement is intended to create and should not be interpreted to create an employment contract for any specified length of time between Executive and the Company.

2. Compensation. The Company shall pay Executive for his services, compensation as follows:

         (a) A base salary at the rate of Twenty Thousand One Hundred Ninety-two Dollars and Thirty-one Cents ($20,192.31) bi-weekly, less usual and ordinary deductions, annualized at Five Hundred Twenty-five Thousand Dollars ($525,000).

         (b) Incentive compensation, payable solely at the discretion of the Company, pursuant to the Company's Exempt Employee Executive Compensation Program.

         (c) Such additional compensation, benefits and perquisites as the Company, in its discretion, may deem appropriate.

3. Duties. Executive shall at all times faithfully and diligently perform his obligations under this Agreement and act in the best interest of the Company and its affiliated companies including any parent or subsidiaries (hereinafter jointly referred to as the "Companies"). Executive's duties shall be to act in such office or capacity as the Company may request from time to time and Executive agrees to perform all duties necessary or advisable in order to carry out such functions in an efficient manner. Executive's duties and responsibilities at all times shall be subject to the authority of the Board of Directors of the Company and such officers and agents thereof to whom authority may be delegated thereby, and/or curtailed at any time. Executive shall at all times devote his full time, best efforts and ability, skill, and attention exclusively to the furtherance of the business objectives and interests of the Company, all to the exclusion of other employers or interests or their products and services. Executive shall not engage in any gainful employment other than under this Agreement without the prior written consent of the Company. In addition, Executive shall at all times act in accordance with the Hillenbrand Industries, Inc. Handbook of Ethical Business Conduct and Corporate Compliance Handbook.

4. Termination of Employment. Because Executive is an at-will employee, his employment may be terminated at any time, without cause, by Executive or the Company upon sixty (60) days written notice or pay in lieu of notice. Executive's employment may be terminated at any time, without notice, for cause. For purposes of this Agreement, cause shall be defined to include but shall not be limited to things such as dishonesty, nonperformance of duties, violation of Company policy or procedures, conviction of a felony, violation of the Hillenbrand Industries, Inc. Handbook of Ethical Business Conduct, or disloyalty or a failure to act or not act in accordance with the direction of the Company.

                  If, because of disability, Executive becomes unable to perform the essential functions of his position, with or without reasonable accommodation, Executive's employment shall be terminated. However, Executive may be entitled to benefits under the Company's regular fringe benefit programs if he meets the eligibility criteria of such programs.

                  If Executive's employment terminates for whatever reason, prior to the end of the fiscal year, Executive shall not be entitled to any of the compensation, benefits and perquisites identified in Paragraphs 2(b) and (c) above for any portion of such fiscal year which have not already been paid to Executive as of the date of his separation.

5. Severance Payments. Subject to the terms and conditions set out below, if Executive's employment with the Company is terminated without cause, the Company shall pay Executive severance pay based upon his base salary at the time of termination for a period figured in accordance with any guidelines established by the Company or six (6) months, whichever is longer, but in no event shall severance payments exceed twelve (12) months.

                  No severance pay shall be paid if Executive voluntarily leaves the Company's employ or is terminated for cause.



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

                  Moreover, any severance pay payable hereunder shall be offset against any amount of notice pay paid pursuant to Paragraph 4 and is contingent upon Executive complying with the covenants and agreements of Paragraphs 6 through 9 and executing a Settlement and Release Agreement in a form not substantially different from that attached to the Agreement as Exhibit A.

6. Protection of the Company's Business. Executive acknowledges that in the course of his employment he will acquire knowledge of trade secrets and confidential data of the Company. Such trade secrets and confidential data may include but are not limited to confidential product information, customer lists, technical information, methods by which the Company proposes to compete with its business competitors, secret strategic plans, confidential reports prepared by business consultants which may reveal strengths and weaknesses of the Company and its competition, and similar information relating to the Company's products, customers, strategies, and operations, which trade secrets and confidential data pertain to its operations throughout the United States and the world but maintain their situs in Indiana. In order to perform his obligations under this Agreement, Executive must necessarily learn such trade secrets and confidential data, all of which are extremely important to the Company, are not known outside the business of the Company, are known only to a limited group of its top executives and directors, are protected by strict measures to preserve secrecy, are of great value to the Company, are the result of the expenditure of money, time and effort thereby, are difficult for an outsider to duplicate, and disclosure of which would be extremely detrimental to the Company. Executive agrees to keep all such trade secrets or confidential data secret and not to release such information to persons not authorized by the Company to receive such secrets and data, both during his employment with the Company and at all times thereafter. Executive acknowledges that trade secrets and confidential data need not be expressly marked as such by the Company.

7. Documents, Inventions, Etc. All records, files, drawings, documents, equipment, and the like relating to the Company shall be and remain the sole property of the Company. If Executive's employment with the Company ends for any reason, Executive shall immediately return to the Company all such items without keeping any copies. Executive shall fully and promptly disclose to the Company all ideas, conceptions, inventions, discoveries, and designs conceived or contemplated by him which relate directly, indirectly or in any way to any of the products and/or services provided or contemplated by the Companies or any extensions thereof (whether alone or with others and whether patentable or unpatentable hereinafter called "Inventions") and shall assign to the Company his entire right, title and interest in and to the Inventions. Executive shall take all reasonable action requested by the Company to protect, obtain title to and/or patent in any country in the name of the Company or its nominee, any of such Inventions, including execution and delivery of all applications, assignments and other papers deemed necessary by the Company, provided he is reimbursed reasonable expenses incurred by him in so doing.

8. Limited Non-Competition. During Executive's employment and thereafter if said employment should end for whatever reason, it is very important to the Company to protect its legitimate business interests by restricting Executive's ability to compete with the Company in a limited manner. Therefore, this provision is drafted narrowly so as to be able to safeguard the Company's legitimate business interests while not unreasonably interfering with Executive's ability to obtain alternate employment. Executive acknowledges that this limited non-competition provision is not an attempt to prevent him from obtaining other employment.

         (a) During At-Will Employment By Company. During Executive's employment by the Company, Executive shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, or act as an agent or consultant for, or have any business connection or business or employment relationship with any person or entity that competes with the Company or that contemplates competing with the Company without the prior written approval of an executive officer of the Company.

         (b)      During Two Year Post-Employment Period. For a period of two
                  (2) years after Executive's separation from the Company (regardless of the reason for the separation), he shall not:

                  (i) directly or indirectly have any ownership interest in any entity or person engaged in research, development, production, sale or distribution of a product or service which competes with or is substantially similar to any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company, within the geographical area in which Executive has been performing services on behalf of the Company or for which he has been assigned responsibility at anytime within the twenty-four (24) months preceding his separation.

                  (ii) within the geographical area in which Executive has been performing services on behalf of the Company or for which he has been assigned responsibility at anytime within the twenty-four (24) months preceding his separation, directly or indirectly in any competitive capacity, work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in research, development, production, sale or distribution of a product or service which competes with or is substantially similar to any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company.

                  (iii) directly or indirectly market, sell or otherwise provide any products or services which are competitive with or substantially similar to any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company, to any customer of the Company with whom Executive has had contact (either directly or indirectly) or over which he has had responsibility at any time during the twenty-four
                           (24) months preceding his separation.

         (c) In the event that Executive worked for the Company less than a total of twenty-four (24) months prior to separation, the limited non-competition of sections 8(b)(i) - (iii) above shall remain in effect the longer of --

                  (i)      six (6) months, or

                  (ii) the term of Executive's employment with the Company (e.g., if Executive worked for the Company for ten
                           (10) months, the limited non-competition provisions apply for ten (10) months post separation).

         (d) Executive acknowledges that after termination of this Agreement, he will inevitably possess trade secrets and confidential data of the Company which he would inevitably use if he were to engage in conduct prohibited as set forth above and such use would be unfair to and extremely detrimental to the Company and in view of the benefits provided him in this Agreement, such conduct on his part would be inequitable. Accordingly, Executive separately and severally covenants for the benefit of the Company to keep each of the covenants described in the foregoing provisions of Paragraph 8 above throughout the two year period specified above.

         (e) Publicly Traded Stock. Nothing in the foregoing provisions of Paragraph 8 prohibits Executive from purchasing for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or national market system, so long as such ownership does not violate the Hillenbrand Industries, Inc. Handbook of Ethical Business Conduct.

         (f) Maximum Application. The parties expressly agree that the terms of this limited non-competition provision under Paragraph 8 are reasonable and necessary to protect the Company's interests, and are valid and enforceable. In the unlikely event, however, that a court of competent jurisdiction were to determine that any portion of this limited non-competition provision is unenforceable, then the parties agree that the remainder of the limited non-competition provision shall remain valid and enforceable to the maximum extent possible.

9. Other Limited Prohibitions. During Executive's employment by the Company and for two (2) years post-separation (for whatever reason) or the length of Executive's tenure whichever is less (but in no event less than six (6) months), Executive shall not:

         (a) Request or advise any customer of the Company, or any person or entity having business dealings with the Company, to withdraw, curtail or cease such business with the Company;

         (b) Disclose to any person or entity the identities of any customers of the Company, or the identity of any persons or entities having business dealings with the Company; or

         (c) Directly or indirectly influence or attempt to influence any other employee of the Company to separate from the Company.

10. Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure damages to the Company from any breach of the covenants contained in Paragraphs 6 through 9, but that such damages from any breach would be great, incalculable and irremedial, and that damages would be an inadequate remedy. Accordingly, Executive agrees that the Company may have specific performance of the terms of this Agreement in any court having jurisdiction. In addition, if Executive violates the provisions of Paragraphs 8 or 9, Executive agrees that any period of such violation shall be added to the term of the restriction. For example, if Executive violates the non-competition provision for three months, the Company shall be entitled to enforce the non-competition provision for two years and three months post-separation. In determining the period of any violation, the parties stipulate that in any calendar month in which Executive engages in any activity violative of the provisions of Paragraphs 8 or 9, Executive is deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision as set out above. The parties agree however, that specific performance and the "add back" remedies described above shall not be the exclusive remedies, and the Company may enforce any other remedy or remedies available to it either in law or in equity including but not limited to temporary, preliminary, and/or permanent injunctive relief.

11. Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement which shall be given effect independently of the invalid provisions; and, in such circumstances, the invalid provision is severable.



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

12. Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Indiana. The parties expressly agree that it is appropriate for Indiana law to apply: (1) to the interpretation of this Agreement; (2) to any disputes arising out of this Agreement; and (3) to any disputes arising out of the employment relationship of the parties.

14. Choice of Forum. The Company is based in Indiana, and Executive understands and acknowledges the Company's desire and need to defend any litigation against it in Indiana. Accordingly, the parties agree that any claim of any type brought by Executive against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or Ripley County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.

                  Executive further understands and acknowledges that in the event the Company initiates litigation against him, the Company may need to prosecute such litigation in his forum state, in the State of Indiana, or in such other state where Executive is subject to personal jurisdiction. Accordingly, the parties agree that the Company can pursue any claim against Executive in any forum in which Executive is subject to personal jurisdiction. Executive specifically consents to personal jurisdiction in the State of Indiana, as well as any state in which resides a customer assigned to him.

15. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to its benefit, its successors and affiliated companies and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Executive, cannot be assigned by Executive, but his personal representative shall be bound by all its terms and conditions.

16. Waiver and Amendments, Etc. Failure of the Company to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions or rights of the Company. Moreover, no modifications, amendments, extensions or waivers of this Agreement or any provisions hereof shall be binding upon the Company or Executive unless in writing and signed by Executive and the Company.

17. Complete Agreement. This Agreement constitutes the entire employment agreement of the parties and supersedes all prior employment agreements addressing the terms, conditions, and issues contained herein. Nothing in this Agreement, however, affects any separate written agreements addressing other terms and conditions and issues (by way of example only, the Inventions, Improvements, Copyrights and Trade Secrets Agreement).

         IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the day and year first above written.


EXECUTIVE                                    HILLENBRAND INDUSTRIES, INC.


                                             By:
------------------------------                   ------------------------------



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
                                                                       Exhibit A

                        SETTLEMENT AND RELEASE AGREEMENT

         THIS SETTLEMENT and RELEASE AGREEMENT (the "Agreement") is entered into by and between ___________ ("(1)") and (2) ("Company"). The parties agree to the following:

1. (1)'s active employment by the Company shall terminate effective (3). All Company benefits shall terminate on that date except as otherwise specifically stated below. (1) and the Company desire to compromise and settle any and all claims which (1) may have against the Company. The Company specifically denies and this Agreement shall not in any way be construed as an admission of, any liability to or any wrongful conduct against (1) or any other person.

2. In exchange for and in consideration of the promises contained in this Agreement and contingent upon (1)'s compliance with such promises, including but not limited to the promises contained in Paragraphs ___ through ___ below, the Company agrees to pay (1) (i) a severance pay benefit, inclusive of any notice pay obligations ("Severance Pay"), equal to the bi-weekly rate of ____________, less usual and ordinary deductions, beginning on the effective date of this Agreement and continuing for a period of ___ weeks or until (1) is re-employed, whichever first occurs; (ii) for ___ of earned but unused vacation as of (3); and (iii) life insurance coverage until Severance Pay terminates. As of (3), (1) is ineligible to participate in the Company's health insurance program and continuation of coverage requirements under COBRA will be triggered at that time. However, as additional consideration for the promises and obligations contained herein, the Company further agrees to pay the cost of continued coverage under the Company's health care program until Severance Pay terminates. Thereafter, if applicable, coverage will be made available to (1) at his sole expense for the remaining months of the extended coverage period pursuant to applicable law under COBRA. The medical insurance provided herein does not include any disability coverage. The benefits described in this Paragraph reflect consideration provided to
         (1) in addition to anything of value to which (1) already is entitled.

3. It is understood by the parties that unless it is specifically stated otherwise, nothing in this Agreement shall affect any rights (1) may have under any Profit Sharing and Savings Plan (401(k)) and/or Pension Plan provided by the Company as of the date of his termination.

4. In return for the promises contained in Paragraph 2, (1) shall and does hereby RELEASE, INDEMNIFY, HOLD HARMLESS, and FOREVER DISCHARGE THE COMPANY, its parent, subsidiaries or affiliates, and all of the Company's present or former employees, officers, servants, agents, stockholders and directors from any and all claims, demands, actions or causes of action on account of, arising out of or in any way connected with (a) (1)'s employment with the Company, (b) (1)'s leaving of that employment, (c) all matters alleged or which could have been alleged in a charge or complaint against the Company, (d) any and all injuries, loss or damages to (1), including any claims for attorney's fees, (e) any and all claims relating to the conduct of any employee, officer, director, or agent of the Company, and (f) any and all matters, transactions or things occurring prior to the date of signing the Agreement, including any and all possible claims, known or unknown, which could have been asserted against the Company or the Company's employees, agents, officers, stockholders or directors. This release shall not apply to claims that may arise after (1) signs this Agreement.

5. The release contained in Paragraph 4 includes, but is not limited to, any claims arising under federal, state or local laws relating to employment discrimination or harassment, including any claims of discrimination based on age, disability, handicap, national origin, race, religion or sex, any claims growing out of any legal restrictions on an employer's right to separate its employees and any claims for personal injury, compensatory or punitive damages. This release includes, but is not limited to, any claims (1) may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. Sections 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sections 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. Sections 201 et seq.; and any other discrimination, harassment or employment related law, rule or regulation or any federal or state statute or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) wrongful discharge, (iv) just cause dismissal, (v) defamation, (vi) interference with contract or
         (vii) negligent or intentional infliction of emotional distress.

6. (1) hereby affirms and acknowledges the post-termination covenants contained in his Employment Agreement with the Company, including but not limited to, the non-compete, trade secret and confidentiality provisions. A copy of the Employment Agreement is attached to this Agreement as Exhibit A and incorporated herein.

7. On or before (3), (1) shall return to the Company any and all things in his possession or control relating to Company business, including but not limited to all Company credit cards, office equipment, personal computer, fax machine, pager, phone, correspondence, reports, vendor or supplier contracts, ledger sheets or other financial information, drawings, plans (including, but not limited to business and marketing plans), personnel or labor relations files, office keys, manuals, sample contracts and any other documents or things pertaining to the Company, including but not limited to any copies of the foregoing documents that are or may have been in (1)'s possession or control.

                  Furthermore, (1) shall not give, sell, make available or otherwise share any documents described above to or with any third party without the express written consent of the Company.

                  Finally, (1) expressly acknowledges that this Paragraph 7 is intended to cover all documents and other things that (1) created, controlled or came into contact with during his employment with the Company and that are directly or indirectly related to the Company, including but not limited to all documents and other things that (1) may have previously given, loaned or otherwise made available for other individuals or entities.

8. (1) shall not discuss with any individual proprietary or confidential information regarding the Company. Further, (1) shall not make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) the employees, officers, directors or trustees of the Company or (c) the services and/or products provided by the Company and its subsidiaries.

9. If any portion of this Agreement should be, for any reason, not enforceable, the parties agree that the remaining portion or portions should continue to be enforceable. Moreover, if (1) pursues any claims of any type against Company, (1) agrees to immediately return all consideration provided by Company as part of this Agreement.

10. (1) agrees and understands that this Agreement is confidential. He shall not communicate, display or otherwise reveal any of the contents of this Agreement except by written consent of the Company. (1) acknowledges that confidentiality is a substantial inducement for Company to enter into this Agreement, and that there is consideration for this confidentiality provision in terms of the consideration set forth in Paragraph 2. For violations of this confidentiality provision, (1) acknowledges that injunctive relief and damages can be awarded to Company.

11. Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the parties.

12. This Agreement shall be governed by and interpreted in accordance with the laws of the State of

13. (1) also acknowledges that he has been advised of his right to discuss all aspects of this Agreement with his private attorney prior to signing this Agreement and further that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

14. (1) represents and agrees that he has been given a period of at least ____________ (___) calendar days, prior to signing this Agreement, to consider this Agreement. (1) and Company further agree that (1) may accept the terms of this Agreement prior to the expiration of the ___ calendar days. Additionally, (1) understands that he has a period of seven (7) calendar days after signing this Agreement to revoke it. If
         (1) does not advise the Company (by a writing received by Company within such seven (7) day period) of his intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven (7) days. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS ENDED.

15. This Agreement represents the entire agreement between the parties; there are no other written or oral agreements between the parties. (1) represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company's employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

               PLEASE READ CAREFULLY. THIS SETTLEMENT AND RELEASE
                  AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
                            KNOWN AND UNKNOWN CLAIMS.

         The parties have each executed this Agreement on the dates indicated opposite their names.


Dated:
       -----------------------             --------------------------------
                                           (1)


                                           (2)


Dated:                                     By:
       -----------------------                 ----------------------------

                                           Title:
                                                  -------------------------


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
December 22, 2003


Frederick W. Rockwood
Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 47006



Dear Fred:

Re: Amendment to Employment Agreement

         This is to confirm that, notwithstanding anything in Paragraphs 4 and 5 of the Employment Agreement dated January 27, 2000, between you and Hill-Rom, Inc, Inc. ("Company") (hereinafter "Employment Agreement"), in the event your employment is involuntarily terminated by the Company without cause, you shall, subject to the terms and conditions set out below, be entitled to receive the greater of:

         (i) (a) Fifty-two (52) weeks of your base salary at the time of termination paid as a lump sum, without set off for any other income over and above such severance or any Accrued Obligations and (b) any Accrued Obligations; or

         (ii) (a) Severance pay determined in accordance with any guidelines established by the Company, without set off for any other income over and above such severance or any Accrued Obligations and (b) any Accrued Obligations;

"Accrued Obligations" collectively refers to accrued wages, deferred compensation, or other compensation, benefits, or perquisites which have been fully paid or fully accrued as of the effective date of your separation, in accordance with the Company's past practice and applicable law.

This severance pay will be in lieu of, and not in addition to, any amount of severance pay previously described in Paragraph 5 of your Employment Agreement as payable to you in the event your employment with the Company is involuntarily terminated without cause.

No severance pay shall be paid if you voluntarily leave the Company's employ or are terminated for cause. Any severance pay made payable hereunder shall be paid in lieu of, and not in addition to, any notice pay.

Additionally, such severance pay is contingent upon you (1) fully complying with any restrictive covenants contained in your Employment Agreement and (2) executing a Settlement and Release Agreement in a form not substantially different from that attached to your Employment Agreement as Exhibit A ("Separation Agreement") and including the terms contained in this Amendment.

Except to the extent explicitly amended herein, all terms and conditions contained in your Employment Agreement, in any document specifically incorporated therein by reference, and in any other agreement between you and the Company, shall remain in full force and effect.

Sincerely,

Patrick D. de Maynadier
Vice President
Hillenbrand Industries, Inc.

THIS AMENDMENT IS MADE PART OF AND SHOULD BE KEPT WITH YOUR EMPLOYMENT AGREEMENT